Exhibit 15.2

Certification by the Chief Executive Officer

Pursuant to Item 16I(a) of Form 20-F

I, Tao Yang, Chairman and Chief Executive Officer of Yalla Group Limited (the “Company”), certify that to my knowledge following due inquiry:

(1)
As of the date hereof, the directors and officers of the Company consist of: Tao Yang, Saifi Ismail, Jianfeng Xu, David Cui, Lili Xu, Saeed Al Hamli, Mohamed Al Ghanim, and Yang Hu;
(2)
None of the Company’s directors or officers are representatives of any government entity in the People’s Republic China (the “PRC”);
(3)
As of the date hereof, the following shareholders hold 10% or more of the total outstanding ordinary shares of the Company: YooYoo Limited and JOLLY UNIQUE LIMITED;
(4)
None of the shareholders that hold 10% or more of the total outstanding ordinary shares of the Company are controlled by any government entity in the PRC;
(5)
There are no voting, acting-in-concert or other agreements or arrangements, nomination, appointment, designation or other rights, or material relationships, in each case between the Company or any of the aforementioned directors or officers or shareholders, on the one hand, and any person, on the other hand, that could result in such person being deemed to control the Company; and
(6)
Based on the above, the Company is not owned or controlled by a government entity in the PRC.

Date: April 20, 2023

By:	/s/ Tao Yang
Name:	Tao Yang
Title:	Chairman and Chief Executive Officer